SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 6, 2006

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 721-3900

N/A

(Former name or former address, if changed since last report)

Item 2.04  Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Games, Inc. has previously reported on its ongoing litigation with Atari, Inc.  The description of that litigation contained in Games, Inc.’s Quarterly Report on Form 10-Q filed November 23, 2005 is hereby incorporated herein by reference.

In October 2005, Atari attempted to domesticate in Ohio its judgment from the New York federal district court, despite the fact that an appeal of that judgment is scheduled to be heard by the federal Court of Appeals for the Second Circuit on January 31, 2006.  Games, Inc. responded by filing its own suit against Atari in Ohio state court.  At that time, counsel to the respective parties agreed to pursue good faith settlement negotiations in lieu of further prosecution of the parties’ respective lawsuits.  Atari, Inc. subsequently reneged on this agreement by initiating judgment execution proceedings against Games, Inc. on December 22, 2005, resulting in the attachment of certain of the company’s assets by the Hamilton County, Ohio Sherriff on December 23, 2005.  In response, Games, Inc. immediately moved for a default judgment against Atari in the Ohio state court proceeding, to which Atari had failed to timely respond.  The court will hear this motion on January 24, 2006.

Also as previously reported, Games, Inc. received a $500,000 loan from a private investor, Frank E. Wood, in September 2005.  The loan was secured by a lien on substantially all of the company’s assets.  As a result of Atari’s attempt to execute upon its judgment against Games, Inc., on January 6, 2006, Mr. Wood served a notice of default on Games, Inc., alleging that Atari’s latest actions against Games, Inc. constitute a default under the loan agreement.  Mr. Wood has demanded payment in full of the $500,000 principal amount of his loan to Games, Inc. as well as $30,649.99 of accrued interest and other expenses due him, which Games, Inc. is not immediately able to do.  As a secured lender, Mr. Wood could pursue a number of possible remedies, including foreclosure on substantially all of the assets of Games, Inc.  Should such a foreclosure occur, in the absence of reaching a mutually acceptable settlement with Mr. Wood, of which there can be no assurance, Games, Inc. could be forced to cease operations.  Games, Inc. is engaged in ongoing discussions for such a settlement with Mr. Wood, including the possibility of contracting to manage the secured assets on Mr. Wood’s behalf pending their ultimate disposition.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

By: /s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: January 18, 2006